WINMAX TRADING GROUP, INC.
Suite 205, 5920 Macleod Tr. S.
Calgary, Alberta T2H 0K2
Telephone: (403) 777-1800
Fascimile: (403) 668-5124

June 18, 2001

Thomas Meeks
10444 Corporate Drive, Suite L
Redlands, CA  92374
Tel: (909) 796-3446
Fax: (909) 796-7829

Dear Sir:
                      Re: Purchase Mining Interests

Further to our recent telephone conversations and our correspondence of June
11th, 2001 we would confirm that we have reached an Agreement respecting our purchase of a portion of your mining interests in the Saskatchewan Diamond
Mining Properties.

The purchase price for our acquisition is Twenty Thousand (US$20,000.00)
Dollars. For this payment to you Winmax will receive 25% "tenant in common interest" in all of the properties (surface and mineral) together with all licenses, approvals and permits, etc. The remaining 75% will remain owned by either/or you and your partner, Michael Peytrek.

This purchase is without conditions and is final.

The closing date on this transaction will be July 1st, 2001.

We would advise that we have retained Mr. John Casuga to represent us in this matter. Mr. Casuga may be reached at 1-403-667-5308. We will have Mr. Casuga contact you upon his return from vacation on Thursday, June 21st, 2001 in order for him to complete the required documents on our behalf.

Please execute where noted below signifying your agreement with the foregone and provide us with a copy of this correspondence with your agreement executed thereon at your earliest convenience.

Thank you for your prompt attention to this matter.

Yours truly,

Gerald B. Sklar
President
Winmax Trading Group, Inc.
/s/ Gerald B. Sklar

Accepted this 18 day of June, 2001

/s/ Thomas Meeks
Thomas Meeks